Exhibit 99.1

Cellectar Biosciences Provides an Update on the FDA Import Alert

MADISON, Wis., September 24, 2018 – Cellectar Biosciences, Inc. (Nasdaq: CLRB), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of drugs for the treatment of cancer, announces today that the U.S. Food and Drug Administration (FDA) has initiated direct talks with the company concerning a possible exemption for CLR 131 from the Import Alert placed on the Centre for Probe Development and Commercialization (CPDC), the sole supplier of Cellectar’s drug CLR 131.

As announced on August 10, 2018, Cellectar was informed by CPDC of the Import Alert on August 7, 2018, and further learned that the basis for the Import Alert was not related to CLR 131 or to CPDC’s production facility associated with CLR 131. Since notification of the Import Alert, Cellectar has been actively assisting CPDC to secure the timely removal of the Import Alert. Recently, the FDA initiated direct talks with Cellectar on a potential pathway to remove CLR 131 from the Import Alert and allow CPDC to resume supply of CLR 131.

“We are encouraged that the FDA initiated a direct dialogue with us regarding a potential resolution for the Import Alert that is affecting CLR 131,” said James Caruso, president and CEO of Cellectar Biosciences. “This issue remains a top priority for Cellectar and although we are not currently able to assess whether the FDA will exempt CLR 131 from the Import Alert, we are working closely with the agency and plan to respond quickly to any information requests.”

About CLR 131

CLR 131 is Cellectar’s investigational radioiodinated PDC therapy that exploits the tumor-targeting properties of the company's proprietary phospholipid ether (PLE) and PLE analogs to selectively deliver radiation to malignant tumor cells, thus minimizing radiation exposure to normal tissues. CLR 131 is in a Phase 2 clinical study in R/R MM and a range of B-cell malignancies and a Phase 1b clinical study in patients with R/R MM exploring fractionated dosing. The objective of the multicenter, open-label, Phase 1b dose-escalation study is the characterization of safety and tolerability of CLR 131 in patients with R/R MM. Patients in Cohorts 1-4 received single doses of CLR 131 ranging from 12.5 mCi/m2 to 31.25 mCi/m2 as well as a fractionated dose of 15.625 mCi/m2 given twice over seven days in Cohort 5. All study doses and regimens have been deemed safe and well tolerated by an independent Data Monitoring Committee. The company is currently initiating a Phase 1 study with CLR 131 in pediatric solid tumors and lymphoma and is planning a second Phase 1 study in combination with external beam radiation for head and neck cancer.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery, development and commercialization of drugs for the treatment of cancer. The company plans to develop proprietary drugs independently and through research and development (R&D) collaborations. The core drug development strategy is to leverage our PDC platform to develop therapeutics that specifically target treatment to cancer cells. Through R&D collaborations, the company’s strategy is to generate near-term capital, supplement internal resources, gain access to novel molecules or payloads, accelerate product candidate development and broaden our proprietary and partnered product pipelines.

The company's lead PDC therapeutic, CLR 131, is in a Phase 1 clinical study in patients with R/R MM and a Phase 2 clinical study in R/R MM and a range of B-cell malignancies. The company is currently initiating a Phase 1 study with CLR 131 in pediatric solid tumors and lymphoma and is planning a second Phase 1 study in combination with external beam radiation for head and neck cancer. The company’s product pipeline also includes two preclinical PDC chemotherapeutic programs (CLR 1700 and 1900) and partnered assets include PDCs from multiple R&D collaborations.

For more information please visit www.cellectar.com.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the disruptions at our sole source supplier of CLR 131, the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, the volatile market for priority review vouchers, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2017 and our Form 10-Q for the quarterly period ended June 30, 2018. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

CONTACT:
LHA Investor Relations

Miriam Weber Miller

212-838-3777

mmiller@lhai.com

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